Exhibit 99

Psychiatric Solutions Earns $0.63 per Diluted Share for Second Quarter 2009

Same-Facility Revenue Increases 6.0%

FRANKLIN, Tenn.--(BUSINESS WIRE)--July 28, 2009--Psychiatric Solutions, Inc. (“PSI”) (NASDAQ: PSYS) today announced financial results for the second quarter ended June 30, 2009. Revenue was $470.9 million for the quarter, up 5.5% from $446.3 million for the second quarter of 2008. Income from continuing operations attributable to PSI stockholders increased 19.3% to $35.0 million from $29.4 million. Income from continuing operations attributable to PSI stockholders per diluted share rose 21.2% to $0.63 for the second quarter of 2009 from $0.52 for the second quarter of 2008.

PSI’s same-facility revenue increased 6.0% for the second quarter of 2009 compared to the second quarter last year. This increase primarily reflected a 3.2% increase in revenue per patient day and a 2.7% increase in patient days. With all of its operating facilities currently in the same-facility base, PSI produced a record EBITDA margin of 22.6% on both a same-facility basis and a total-facilities basis. Consolidated adjusted EBITDA for the quarter was $91.4 million, which was 19.4% of revenue versus 18.3% for the second quarter of 2008. A reconciliation of all GAAP and non-GAAP financial results in this release can be found on page 6.

Net cash from continuing operations was $79.9 million for the second quarter of 2009, which was 2.3 times income from continuing operations attributable to PSI stockholders. Capital expenditures for the quarter were $56.9 million and included approximately $19.0 million for the acquisition of the real estate of a previously leased facility. The resulting free cash flow was used to further pay down PSI’s revolving credit facility, which had an outstanding balance of $60 million at the end of the quarter. The ratio of PSI’s total debt to trailing 12 months adjusted EBITDA improved to 3.8 at the end of the second quarter from 4.2 at the end of 2008 and 4.4 at the end of the second quarter last year. The Company’s debt to total capitalization improved to 56.5% at the end of the latest quarter from 59.6% and 61.2% at December 31 and June 30, 2008, respectively.

Joey Jacobs, Chairman, President and Chief Executive Officer of PSI, remarked, “We are very pleased with PSI’s same-facility revenue performance for the second quarter, which drove the operating leverage improvement evident in our record facility EBITDA margins. This performance also produced the strong growth in our cash flow from operations and strengthened our financial position. We remain on pace to add more than 400 beds to existing facilities during 2009, with nearly 200 completed during the first six months of the year. While we are very pleased with our second quarter results we are now moving into the third quarter, which is seasonally impacted by school summer vacations. Our performance through the first half of 2009 puts us on track to meet our established guidance for the year.”

PSI today confirmed its guidance for 2009 earnings from continuing operations per diluted share in a range of $2.24 to $2.32, reflecting growth of 17% to 21% compared with 2008. The Company’s guidance does not include the impact from any future acquisitions.

PSI will hold a conference call to discuss its second quarter financial results at 10:00 a.m. Eastern time on Wednesday, July 29, 2009. A live webcast of the conference call will be available at www.psysolutions.com in the “Investors” section of the site or at www.earnings.com. The webcast will be available through the end of business on August 14, 2009.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements other than those made solely with respect to historical fact and are based on the intent, belief or current expectations of PSI and its management. PSI’s business and operations are subject to a variety of risks and uncertainties that might cause actual results to differ materially from those projected by any forward-looking statements. Factors that could cause such differences include, but are not limited to: (1) general economic and business conditions; (2) PSI’s ability to comply with applicable licensure and accreditation requirements; (3) risks inherent to the health care industry, including government investigations, the impact of unforeseen changes in regulation, decreases in reimbursement rates from federal and state health care programs or managed care companies and exposure to claims and legal actions by patients and others; (4) the ability to receive timely additional financing on terms acceptable to PSI to fund PSI’s acquisition strategy and capital expenditure needs; and (5) PSI’s ability to improve the operations of its inpatient facilities and successfully integrate recently acquired operations. The forward-looking statements herein are qualified in their entirety by the risk factors set forth in PSI’s filings with the Securities and Exchange Commission. PSI undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof.

PSI offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults and is the largest operator of owned or leased freestanding psychiatric inpatient facilities with over 10,000 beds in 31 states, Puerto Rico and the U.S. Virgin Islands. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.

PSYCHIATRIC SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenue	$470,922	$446,327	$920,751	$868,010

Salaries, wages and employee benefits (including share-based compensation of $4,457, $4,517, $9,276 and $10,077 the respective three and six month periods in 2009 and 2008)	257,525	243,336	509,304	477,325
Professional fees	46,171	45,705	89,970	88,355
Supplies	23,918	24,120	47,296	47,139
Rentals and leases	5,622	5,916	11,340	11,908
Other operating expenses	42,143	41,398	84,585	79,790
Provision for doubtful accounts	8,372	8,664	16,819	15,759
Depreciation and amortization	11,397	10,006	22,376	19,351
Interest expense	18,825	19,764	36,102	40,103
	413,973	398,909	817,792	779,730
Income from continuing operations before income taxes	56,949	47,418	102,959	88,280
Provision for income taxes	21,720	17,925	39,301	33,453
Income from continuing operations	35,229	29,493	63,658	54,827
Loss from discontinued operations, net of taxes	(615)	(296)	(1,523)	(20)
Net income	34,614	29,197	62,135	54,807
Less: Net income attributable to noncontrolling interest	(206)	(138)	(345)	(252)
Net income attributable to PSI stockholders	$34,408	$29,059	$61,790	$54,555

Basic earnings per share:
Income from continuing operations attributable to PSI stockholders	$0.63	$0.53	$1.14	$0.99
Loss from discontinued operations, net of taxes	(0.01)	-	(0.03)	-
Net income attributable to PSI stockholders	$0.62	$0.53	$1.11	$0.99

Diluted earnings per share:
Income from continuing operations attributable to PSI stockholders	$0.63	$0.52	$1.13	$0.97
Loss from discontinued operations, net of taxes	(0.01)	-	(0.03)	-
Net income attributable to PSI stockholders	$0.62	$0.52	$1.10	$0.97

Shares used in computing per share amounts:
Basic	55,559	55,279	55,531	55,211
Diluted	55,921	56,233	55,948	56,016

Amounts attributable to PSI stockholders:
Income from continuing operations, net of tax	$35,023	$29,355	$63,313	$54,575
Loss from discontinued operations, net of taxes	(615)	(296)	(1,523)	(20)
Net income	$34,408	$29,059	$61,790	$54,555

PSYCHIATRIC SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 30,	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$14,256	$51,271
Accounts receivable, less allowance for doubtful accounts of $51,877 and $48,791 for 2009 and 2008, respectively	249,305	247,727
Prepaids and other	90,880	101,370
Total current assets	354,441	400,368
Property and equipment, net of accumulated depreciation	881,068	835,180
Cost in excess of net assets acquired	1,200,272	1,200,186
Other assets	70,707	68,524
Total assets	$2,506,488	$2,504,258

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$36,090	$35,224
Salaries and benefits payable	88,518	85,508
Other accrued liabilities	60,171	76,522
Current portion of long-term debt	5,014	34,414
Total current liabilities	189,793	231,668
Long-term debt, less current portion	1,244,003	1,280,006
Deferred tax liability	77,099	69,471
Other liabilities	29,034	28,271
Total liabilities	1,539,929	1,609,416
Redeemable noncontrolling interest	4,579	4,957
Total stockholders' equity	961,980	889,885
Total liabilities and stockholders' equity	$2,506,488	$2,504,258

PSYCHIATRIC SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
	2009	2008

Operating activities:
Net income	$62,135	$54,807
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	22,376	19,351
Amortization of loan costs and bond discount	2,034	1,105
Share-based compensation	9,276	10,077
Change in income tax assets and liabilities	21,579	432
Loss from discontinued operations, net of taxes	1,523	20
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(1,584)	(30,084)
Prepaids and other current assets	463	385
Accounts payable	(2,689)	(1,448)
Salaries and benefits payable	3,010	2,608
Accrued liabilities and other liabilities	2,100	(3,357)
Net cash provided by continuing operating activities	120,223	53,896
Net cash used in discontinued operating activities	(1,973)	(1,693)
Net cash provided by operating activities	118,250	52,203

Investing activities:
Cash paid for acquisitions, net of cash acquired	-	(157,953)
Cash paid for real estate acquisition	(18,996)	-
Capital purchases of property and equipment	(62,629)	(48,769)
Other assets	419	(481)
Net cash used in continuing investing activities	(81,206)	(207,203)
Net cash provided by discontinued investing activities	-	1,276
Net cash used in investing activities	(81,206)	(205,927)

Financing activities:
Net (decrease) increase in revolving credit facility	(169,333)	130,000
Borrowings on long-term debt	106,500	-
Principal payments on long-term debt	(2,553)	(2,487)
Payment of loan and issuance costs	(8,110)	(30)
Excess tax benefits from share-based payment arrangements	-	815
Repurchase of common stock upon restricted stock vesting	(953)	(209)
Proceeds from exercises of common stock options	390	4,445
Net cash (used in) provided by financing activities	(74,059)	132,534
Net decrease in cash	(37,015)	(21,190)
Cash and cash equivalents at beginning of the period	51,271	39,970
Cash and cash equivalents at end of the period	$14,256	$18,780

Effect of Acquisitions:
Assets acquired, net of cash acquired	$-	$164,558
Liabilities assumed	-	(6,605)
Cash paid for acquisitions, net of cash acquired	$-	$157,953

PSYCHIATRIC SOLUTIONS, INC.
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO EBITDA AND ADJUSTED EBITDA
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Income from continuing operations attributable to stockholders	$35,023	$29,355	$63,313	$54,575
Provision for income taxes	21,720	17,925	39,301	33,453
Interest expense	18,825	19,764	36,102	40,103
Depreciation and amortization	11,397	10,006	22,376	19,351
EBITDA(a)	86,965	77,050	161,092	147,482
Other expenses:
Share-based compensation	4,457	4,517	9,276	10,077
Adjusted EBITDA(a)	$91,422	$81,567	$170,368	$157,559

(a) EBITDA and adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as income from continuing operations attributable to stockholders before interest expense (net of interest income), income taxes, depreciation and amortization. Adjusted EBITDA is defined as income from continuing operations attributable to stockholders before interest expense (net of interest income), income taxes, depreciation, amortization, and other items included in the caption above labeled “Other expenses.” These other expenses may occur in future periods but the amounts recognized can vary significantly from period to period and do not directly relate to the ongoing operations of our health care facilities. PSI’s management relies on EBITDA and adjusted EBITDA as the primary measures to review and assess operating performance of its facilities and their management teams. PSI believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management. Management and investors also review EBITDA and adjusted EBITDA to evaluate PSI’s overall performance and to compare PSI’s current operating results with corresponding periods and with other companies in the health care industry. You should not consider EBITDA and adjusted EBITDA in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because EBITDA and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States and are susceptible to varying calculations, they may not be comparable to similarly titled measures of other companies.

PSYCHIATRIC SOLUTIONS, INC.
OPERATING STATISTICS - OWNED FACILITIES
(Unaudited)
(Revenue in thousands)

	Three Months Ended June 30,		%
	2009	2008	Change
Same-facility results:
Revenue	$425,079	$401,049	6.0%
Admissions	44,842	42,357	5.9%
Patient days	721,843	702,782	2.7%
Average length of stay(a)	16.1	16.6	-3.0%
Revenue per patient day(b)	$589	$571	3.2%
EBITDA margin	22.6%	21.4%	120 bps

Total facility results:
Revenue	$425,862	$401,049	6.2%
Admissions	44,965	42,357	6.2%
Patient days	723,153	702,782	2.9%
Average length of stay(a)	16.1	16.6	-3.0%
Revenue per patient day(b)	$589	$571	3.2%
EBITDA margin	22.6%	21.3%	130 bps

	Six Months Ended June 30,		%
	2009	2008	Change
Same-facility results:
Revenue	$819,867	$781,349	4.9%
Admissions	86,628	82,656	4.8%
Patient days	1,396,668	1,372,795	1.7%
Average length of stay(a)	16.1	16.6	-3.0%
Revenue per patient day(b)	$587	$569	3.2%
EBITDA margin	21.6%	21.3%	30 bps

Total facility results:
Revenue	$832,339	$781,349	6.5%
Admissions	88,337	82,656	6.9%
Patient days	1,418,745	1,372,795	3.3%
Average length of stay(a)	16.1	16.6	-3.0%
Revenue per patient day(b)	$587	$569	3.2%
EBITDA margin	21.6%	21.2%	40 bps

(a) Average length of stay is defined as patient days divided by admissions.
(b) Revenue per patient day is defined as owned facility revenue divided by patient days.

CONTACT:
Psychiatric Solutions, Inc.
Brent Turner
Executive Vice President, Finance and Administration
615-312-5700